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                                                                       Exhibit 2





                              ACQUISITION AGREEMENT

                                      among

                                DAVID J. WHEELER

                      WHEELER MANAGEMENT ASSOCIATES, INC.,

                       THE REYNOLDS AND REYNOLDS COMPANY,

                                       and

                           WMA ACQUISITION CORPORATION



                            dated as of June 7, 1996


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                                TABLE OF CONTENTS
                                -----------------


 1.      THE MERGER..................................................... 2
         1.1      Surviving Corporation................................. 2
         1.2      Articles of Incorporation and Bylaws.................. 2
         1.3      Directors and Officers................................ 2
         1.4      Manner and Basis for Converting Shares................ 2
         1.5      Closing Adjustment Escrow Fund........................ 3
         1.6      Certificate of Merger................................. 5
         1.7      Effect of the Merger.................................. 5
         1.8      Further Assurance..................................... 5

 2.      TRANSACTION SHARES............................................. 5
         2.1      Issuance.............................................. 5
         2.2      Exemptions............................................ 5
         2.3      Securities Filings.................................... 6
         2.4      Cooperation........................................... 6

 3.      REPRESENTATIONS AND WARRANTIES OF COMPANY AND WHEELER.......... 6
         3.1      Corporate Action...................................... 6
         3.2      No Conflict With Other Agreements or Laws............. 6
         3.3      Organization and Qualification........................ 7
         3.4      The Acquired Business................................. 7
         3.5      Financial Statements.................................. 7
         3.6      Taxes................................................. 8
         3.7      Receivables........................................... 8
         3.8      Insurance............................................. 8
         3.9      Absence of Changes.................................... 9
         3.10     Personal Property.................................... 10
         3.11     Real Property........................................ 10
         3.12     Affiliates........................................... 11
         3.13     Litigation; Compliance with Laws, Etc................ 11
         3.14     Labor Relations...................................... 12
         3.15     Licenses and Permits................................. 12
         3.16     Contracts............................................ 13
         3.17     Title to Properties; Encumbrances.................... 13
         3.18     Intellectual Property Intangibles.................... 13
         3.19     Employee Benefit Plans............................... 15
         3.20     Consents and Approvals............................... 17
         3.21     Customers and Suppliers.............................. 17
         3.22     Warranties........................................... 17
         3.23     Bank Accounts........................................ 17
         3.24     Officers and Directors and Certain Authorized
                  Persons.............................................. 17
         3.25     Books and Records.................................... 18
         3.26     Environmental Matters................................ 18


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         3.27     Planned Capital Expenditures.......................... 18
         3.28     Capitalization........................................ 18
         3.29     Disclosure. .......................................... 19

 4.      REPRESENTATIONS AND WARRANTIES OF THE REYNOLDS COMPANIES.
         4.1      Corporate Action; Corporate Power and Authority....... 19
         4.2      No Conflict With Other Agreements or Laws............. 19
         4.3      Organization.......................................... 19

 5.      PRE-CLOSING COVENANTS.......................................... 20
         5.1      Conduct of Business Prior to Closing.................. 20
         5.2      Notification of Certain Changes....................... 20
         5.3      Other Transactions.................................... 20
         5.4      Consents, Waivers and Approvals....................... 20
         5.5      Supplemental Disclosure............................... 20
         5.6      Additional Reports.................................... 21
         5.7      Conditions Precedent.................................. 21
         5.8      Reynolds' Due Diligence............................... 21

 6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE REYNOLDS
         COMPANIES...................................................... 21
         6.1      Representations....................................... 21
         6.2      Covenants............................................. 21
         6.3      No Injunction, Etc.................................... 21
         6.4      Opinion of Counsel.................................... 22
         6.5      Incumbency; Resignations.............................. 22
         6.6      Consents, Waivers and Approvals....................... 22
         6.7      Absence of Material Adverse Changes................... 22
         6.8      Certified Resolutions................................. 22
         6.9      Confirmations......................................... 22
         6.10     Title Assurances...................................... 22
         6.11     Basic Corporate Documents............................. 22
         6.12     Certificate of Merger................................. 23
         6.13     Termination of Agreements............................. 23
         6.14     Escrow Agreement...................................... 23
         6.15     Employment ........................................... 23
         6.16     Miscellaneous Agreements.............................. 23
         6.17     May 31, 1996 Financial Statements..................... 23
         6.18     Adjusted 12/31/95 Balance Sheet....................... 23
         6.19     Affiliate Receivables and Payables.................... 23

 7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY................. 23
         7.1      Representations True at Closing....................... 23
         7.2      Covenants of the Reynolds Companies................... 24
         7.3      Certified Resolutions................................. 24
         7.4      Opinion of Counsel.................................... 24

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         7.5      No Injunction, Etc...................................... 24
         7.6      Consents, Waivers and Approvals......................... 24
         7.7      Incumbency.............................................. 24
         7.8      Escrow Agreement........................................ 24
         7.9      Certificate of Merger................................... 24
         7.10     Miscellaneous Agreements................................ 24
         7.11     Employment ............................................. 25

 8.      MUTUAL COVENANTS................................................. 25
         8.1      General................................................. 25
         8.2      Tax Matters............................................. 25

 9.      CLOSING.......................................................... 25
         9.1      Time and Place.......................................... 25
         9.2      Transactions at the Closing............................. 25
         9.3      Default at Closing...................................... 26

 10.     EMPLOYEES OF THE COMPANY......................................... 26

 11.     FURTHER COVENANTS................................................ 27

 12.     SURVIVAL OF REPRESENTATIONS AND AGREEMENTS....................... 27

 13.     TERMINATION...................................................... 27

 14.     TRANSACTION EXPENSES............................................. 28
         14.1     Brokers................................................. 28
         14.2     Expenses................................................ 28

 15.     INDEMNIFICATION.................................................. 28
         15.1     Losses.................................................. 28
         15.2     Indemnification by the Company.......................... 28
         15.3     Indemnification by the Reynolds Companies............... 28
         15.4     Procedures for Indemnification.......................... 28
         15.5     Defense of Third Party Claims........................... 29
         15.6     Limitations............................................. 31

 16.     MISCELLANEOUS.................................................... 31
         16.1      Accounting Records..................................... 31
         16.2      Notice................................................. 32
         16.3      Assignment; Binding Effect............................. 32
         16.4      Headings; Exhibits and Schedules....................... 32
         16.5      Counterparts........................................... 32
         16.6      Integration of Agreement............................... 32
         16.7      Time of Essence........................................ 32
         16.8      Governing Law.......................................... 32
         16.9      Disclosure............................................. 33

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         16.10      Partial Illegality or Unenforceability................. 33
         16.11      Singular or Plural..................................... 33
         16.12      Effect of Investigation................................ 33
         16.13      Arbitration............................................ 33
         16.14      "Person.".............................................. 34
         16.15      "Best Efforts."........................................ 34
         16.16      "Including."........................................... 34
         16.17      No Third Party Beneficiaries........................... 34

 17.     ASSUMPTION OF OBLIGATIONS......................................... 34

 18.     CERTAIN REPRESENTATIONS OF WHEELER................................ 34



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                                LIST OF SCHEDULES
                                -----------------

         A                    Definitions
         B                    Disclosure Schedule
         C                    Financial Statements
         D                    Permitted Encumbrances
         E                    Miscellaneous Agreements
         F                    Notices

                                LIST OF EXHIBITS
                                ----------------

         1                    Form of Escrow Agreement
         2                    Contingent Payments
         3                    Form of Certificate of Merger
         4                    Adjusted Balance Sheet
         5                    Form of Employment Agreement
         6                    Opinion of Counsel to the Company and Wheeler
         7                    Opinion of Counsel to the Reynolds Companies






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                              ACQUISITION AGREEMENT
                              ---------------------

         The Parties agree as follows:

                                    RECITALS:
                                    ---------

         Unless otherwise indicated in this Agreement, the capitalized terms used in this Agreement shall have the meanings given them in Schedule A.

         Company is a duly organized and incorporated New Hampshire corporation, and its authorized capital stock consists of 300 common shares, no par value (the "COMPANY SHARES"), 100 of which are issued and outstanding on the date of this Agreement.

         Acquisition is a duly organized and incorporated New Hampshire corporation, and its authorized capital stock consists of 1,000 common shares, no par value (the "ACQUISITION SHARES"), 100 of which are issued and outstanding and owned by Reynolds as of the date of this Agreement.

         The respective boards of directors of Company and Acquisition (i) have approved the merger of Acquisition with and into Company upon the terms and subject to the conditions of this Agreement and the Escrow Agreement (the "MERGER"), and (ii) deem the Merger to be in the best interests of their respective shareholders.

         This Agreement has been approved by Reynolds as the sole shareholder of Acquisition by written consent in lieu of a meeting and by Wheeler as the sole shareholder of the Company by written consent in lieu of a meeting.

         The Parties intend that this Agreement constitute a plan of reorganization and that the Merger qualify for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

         A portion of the Reynolds Shares to be issued to Wheeler under this Agreement will be placed in an escrow to be maintained by Escrow Agent and will be subject to possible return to Reynolds under the conditions specified in the Escrow Agreement and in this Agreement as a mechanism to secure the performance by Company and Wheeler of their obligations to Reynolds under this Agreement.

         The Parties intend that notwithstanding such escrow arrangement, after the Closing, Wheeler will be considered the beneficial owner of the Reynolds Shares issued pursuant to this Agreement (except for the Reynolds Shares, if any, that are returned to Reynolds in accordance with the Escrow Agreement) for Federal income tax purposes so that such Reynolds Shares will be


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treated as received by Wheeler at the Effective Time or upon distribution by
Escrow Agent under the Escrow Agreement, as applicable, for Federal income tax purposes.

         The Parties intend that by virtue of utilizing such escrow arrangement, no interest income will be imputed under Section 483 (or any other provision) of the Code to Wheeler upon receipt of Reynolds Shares pursuant to the Escrow Agreement.

1. THE MERGER.

     1.1 SURVIVING CORPORATION. At the Effective Time, Acquisition shall be merged with and into Company, and the Surviving Corporation shall be governed by the laws of the state of New Hampshire under the name "Wheeler Management Associates, Inc." and the separate corporate existence of Acquisition shall thereupon cease. The Merger shall be completed pursuant to and shall have the effect provided in the Governing Law.

     1.2 ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) At the Effective Time, the Articles of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

                  (b) At the Effective Time, the Bylaws of Acquisition as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

     1.3 DIRECTORS AND OFFICERS. The directors and officers of Acquisition holding office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation until their successors are duly elected in accordance with the Governing Law.

     1.4 MANNER AND BASIS FOR CONVERTING SHARES.

                  (a) At the Effective Time, the issued shares of capital stock of Acquisition and the Company (excluding any Company Shares held in the Company's treasury) shall, automatically and without any action on the part of the respective holders thereof, be converted into shares of stock of the Surviving Corporation or into the right to receive Reynolds Shares (and the contingent right to receive additional Reynolds Shares under certain circumstances) or be canceled or otherwise disposed of as follows:

                           (i) Each outstanding Company Share (excluding any
Company Shares held in the Company's treasury) shall be converted into and become the right to receive the following:

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                         (A) that number of Reynolds Shares equal to the
Conversion Rate;

                         (B) a right to receive additional Reynolds Shares
pursuant to Section 1.5 and the Escrow Agreement; and

                         (C) a contingent right to receive additional Reynolds
Shares as described in Exhibit 2.

After the Effective Time, Wheeler shall be entitled to receive Reynolds Shares in exchange for the Merged Shares in the amount set forth in Section 1.4(a)(i)(A) promptly upon surrender to Reynolds of certificates representing the Merged Shares (in lieu of issuing fractional shares, the aggregate number of Reynolds Shares to be so issued pursuant to Section 1.4 (a)(i)(A) will be rounded up to the next whole number). Until so surrendered, each outstanding certificate representing Merged Shares shall, after the Effective Time, be deemed for all purposes to represent only the right to receive the consideration therefor as described in Section 1.4(a)(i).

                    (ii) Each outstanding Acquisition Share shall be converted into one common share of the Surviving Corporation, and the shares resulting from such conversion shall be the only issued and outstanding shares of the Surviving Corporation.

          (b) At the Effective Time, each Company Share held in the treasury of Company and each option, if any, to acquire from the Company any Company Shares shall be canceled, and no payment in respect thereof shall be made.

          (c) Notwithstanding the foregoing, neither the Escrow Agent nor any party hereto shall be liable to any holder of Company Shares for any amount paid to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) After the Effective Time, no transfer of any Company Shares outstanding prior to the Effective Time shall be made on the stock transfer records of the Surviving Corporation.

     1.5 CLOSING ADJUSTMENT ESCROW FUND. Each Merged Share will be converted pursuant to Section 1.4(a)(i)(B) into the right to receive additional Reynolds Shares from the Closing Adjustment Escrow Fund as set forth in this Section 1.5.

          (a) At the Effective Time, the Reynolds Companies will deposit with Escrow Agent on behalf of Wheeler the Closing Adjustment Escrow Fund Deposit to be held in the Closing Adjustment Escrow Fund pursuant to the Escrow Agreement.

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                  (b) Reynolds shall deliver the Closing Balance Sheet to
Wheeler not later than sixty (60) days after the Effective Time. Wheeler shall have fifteen (15) days from receipt of the Closing Balance Sheet to object to the Closing Balance Sheet or Reynolds' determination of the Closing Adjustment by written notice to Reynolds. If Reynolds does not receive notice of an objection within such time, the Closing Balance Sheet and Closing Adjustment determination prepared by Reynolds shall be final and binding on the parties. If Wheeler timely notifies Reynolds of an objection, Reynolds and Wheeler shall have ten (10) days from the date of Wheeler's notice to resolve the objection. If Reynolds and Wheeler do not resolve the objection within such time, the Independent Auditors shall resolve the objection within thirty (30) days after expiration of such 10-day period and such resolution shall be final and binding on the parties. In the event the Independent Auditors resolve all objections in the manner proposed by one of the parties, the fees and expenses of Independent Auditors shall be paid solely by the other party. In all other events, Wheeler and Reynolds shall bear such fees and expenses in proportion to the relative differences of their respective positions from the final determination of the Independent Auditors.

                  (c) The Closing Adjustment shall be determined as provided in this Section 1.5(c). The Base Value shall be reduced dollar-for-dollar by the amount the Net Book Value on the Closing Balance Sheet is $15,000 less than the Net Book Value on the Adjusted 12/31/95 Balance Sheet. The Base Value shall be increased dollar-for-dollar by the amount the Net Book Value on the Closing Balance Sheet is $15,000 greater than the Net Book Value on the Adjusted 12/31/95 Balance Sheet. The amount of the Closing Adjustment Escrow Fund Deposit shall then be redetermined using the Adjusted Base Value. The Closing Adjustment shall be the difference between the number of Reynolds Shares included in the Closing Adjustment Escrow Fund as of the date of final determination of the amount of the Adjusted Base Value and the number of Reynolds Shares to be included in the Closing Adjustment Escrow Fund Deposit as so redetermined.

                  (d) Within 10 days after final determination of the Closing Adjustment pursuant to Section 1.5(c) (whether by agreement of Wheeler and Reynolds, Wheeler's failure to object to Reynolds' determination or decision of the Independent Auditors), Reynolds and Wheeler shall jointly issue a Closing Adjustment Notice. If Reynolds is required to deposit additional Reynolds Shares as a result of the Closing Adjustment, certificates for such Reynolds Shares shall accompany the Closing Adjustment Notice. If the Closing Adjustment results in a reduction in the number of Reynolds Shares in the Closing Adjustment Escrow Fund, Escrow Agent shall then distribute to Reynolds from the Closing Adjustment Escrow Fund those Reynolds Shares due to Reynolds as a result of the Closing

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Adjustment and distribute the balance, if any, to Wheeler (if the balance of the
Closing Adjustment Escrow Fund is insufficient to cover the Closing Adjustment payable to Reynolds, Wheeler will remain liable for the unpaid amount in excess of the Closing Adjustment Escrow Fund and certificates for Reynolds Shares equal to such excess shall be delivered to Reynolds (duly endorsed for transfer to Reynolds) simultaneously with delivery of the Closing Adjustment Notice to Reynolds. If the Closing Adjustment results in an increase in the number of Reynolds Shares in the Closing Adjustment Escrow Fund, Escrow Agent shall then distribute the Closing Adjustment Escrow Fund (and the additional Reynolds Shares) to Wheeler.

         1.6 CERTIFICATE OF MERGER. As soon as possible after the Closing, Company and Acquisition will file with the New Hampshire Secretary of State a certificate of merger in the form attached as Exhibit 4 in accordance with
Section 293-A:11.05 of the Governing Law.

         1.7 EFFECT OF THE MERGER. After the Effective Time and pursuant to the Governing Law: (a) the Surviving Corporation shall possess all rights, privileges, immunities, powers and purposes of each of Acquisition and Company;
(b) all of the property, real and personal, including causes of action and every other asset of Acquisition and Company shall vest in the Surviving Corporation without further act or deed; and (c) the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of Acquisition and Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Acquisition or Company, or any shareholder, officer or director thereof, shall be released or impaired by the Merger and no proceeding, whether civil or criminal, then pending by or against Acquisition or Company, or any shareholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in any such action or proceeding in place of Acquisition or Company.

         1.8 FURTHER ASSURANCE. If, after the Effective Time, the Surviving Corporation determines that any further documents or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Acquisition or Company vested in the Surviving Corporation as a result of the Merger, Acquisition and Company agree to execute and deliver all such documents in law and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement. The officers and directors of Company and the officers and directors of Acquisition are fully authorized

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in the name of Company or otherwise to take any and all such action.

2.       TRANSACTION SHARES.

         2.1 ISSUANCE. The Transaction Shares may be newly issued or treasury shares, at Reynolds' election, provided that Reynolds will comply with the following provisions of this Section 2. In any event, all of the Transaction Shares will be duly and validly authorized and issued, fully paid and nonassessable and, not later than 60 days after the date issued pursuant to this Agreement, covered by an effective listing application with the NYSE.

         2.2 EXEMPTIONS. The Company and Wheeler acknowledge that the parties intend that the issuance of Transaction Shares pursuant to this Agreement will qualify as exempt transactions under, among other provisions: (a) Section 4(2) of the Securities Act of 1933, as amended, and (b) applicable state securities laws (collectively, the "EXEMPTIONS"). All certificates for Transaction Shares will bear the legends restricting the sale, transfer or disposition of the Transaction Shares necessary to assure compliance with the Exemptions. Such restrictions will be removed as soon as the applicable listing application(s) and registration statement(s) contemplated by this Section become effective.

         2.3 SECURITIES FILINGS. Reynolds will, at its expense, and within sixty
(60) days following the date any Transaction Shares are issued pursuant to this Agreement, prepare and file with the Securities and Exchange Commission a registration statement and any amendments (including post-effective amendments thereto or supplements to any prospectus contained therein), relating to the resale of the Transaction Shares and will use its best efforts to cause such registration statement and prospectus to become and remain effective for the shorter of (a) a period of not less than three (3) years from the applicable issue date or (b) the period provided for in Rule 144(k), as amended, to the Securities Act of 1933.

         2.4 COOPERATION. The Company and Wheeler will cooperate with Reynolds and provide such information in connection with any registration statement, report of sale or other document reasonably required by Reynolds in the performance of its obligations under this Section 2.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND WHEELER. Except as expressly set forth to the contrary in the applicable section of the Disclosure Schedule, the Company and Wheeler represent and warrant to Reynolds as follows:


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         3.1 CORPORATE ACTION. Company has taken all action required by its
Articles of Incorporation and Bylaws or otherwise to authorize the execution and consummation of the Company Agreements. The Company Agreements will constitute the valid and legally binding obligations of Company, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally. Company has full power and authority to execute and consummate the Company Agreements.

         3.2 NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. The execution and consummation by Company of the Company Agreements will not (a) violate the terms of Company's Articles of Incorporation or Bylaws or any instrument, agreement, mortgage, judgment, decree, commitment or understanding, written or oral, to which Company is a party, or by which Company or any of its properties is bound,
(b) conflict with, result in a breach of, constitute (with giving of notice or lapse of time or both) a default under or give any person any right to terminate, modify, accelerate or otherwise change the existing obligations of Company under any such instrument, agreement, mortgage, judgment, decree, commitment or understanding, (c) result in the creation or imposition of any Lien upon Company or its properties or assets, or (d) violate any Applicable Law.

         3.3 ORGANIZATION AND QUALIFICATION. Company is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire. Company has full power and authority to carry on its business as it is now being conducted, to own and lease the properties and assets which it now owns or leases and to consummate the Company Agreements. Company is qualified to transact business as a foreign corporation in the jurisdictions identified in
Section 3.3 of the Disclosure Schedule and is not required to be so qualified in any other jurisdiction. Complete and correct copies of Company's Articles of Incorporation and Bylaws, as amended, are attached to Section 3.3 of the Disclosure Schedule. Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         3.4 THE ACQUIRED BUSINESS. As a result of the Merger, the Surviving Corporation will enjoy direct or indirect beneficial ownership of all of the assets owned or used by the Company in the Acquired Business. No assets of Company (or interests therein) have been sold, leased or licensed since December 31, 1995, and (ii) no assets of Company (or interests therein) will be sold, leased or licensed prior to the Effective Time, except as permitted by Section
5.1 or otherwise with the prior written consent of Reynolds. Except for (i) marketable securities and (ii) instruments issued by financial institutions, Company does not own any securities of or investment or interest in any other entity or

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person.  Company does not control, and is not controlled by or under common control with any person.

         3.5 FINANCIAL STATEMENTS.

                  (a) Attached as Schedule C are copies of the Financial Statements. The Financial Statements: (i) are correct and complete, (ii) fairly present the financial condition of Company as of the respective dates thereof and the results of operation of Company for such periods, (iii) were prepared in accordance with GAAP, and (iv) disclose all liabilities of Company as of the respective dates thereof, whether absolute, contingent, accrued, or otherwise. The Financial Statements do not contain any items of nonrecurring income or loss or other income or loss not earned or incurred in the Ordinary Course of Business.

                  (b) Except for (i) the liabilities of Company disclosed or reserved against in the Adjusted 12/31/95 Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 1995, and (iii) executory obligations under contracts, agreements, leases, licenses, purchase orders, sales orders and commitments, Company has no liability or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due.

                  (c) No default exists as to any of the liabilities of Company.

         3.6 TAXES. (a) All Returns required to be filed by or in respect of the Company, its assets, liabilities or operation of the Acquired Business on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form. As of the time of filing, all such Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. No extension of time within which to file any Return that has not been filed has been requested or granted.

                  (b) With respect to all amounts in respect of Taxes imposed on the Company or for which the Company is or could be liable, whether to taxing authorities (as, for example, under tax allocation agreements) or other persons or agencies, with respect to all taxable periods or portions of periods ending on or before the Effective Time, all Applicable Laws related to Taxes and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid, and all amounts required to be paid after the Effective Time with respect to the

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period up to the Effective Time will be fully accrued on the Closing Balance
Sheet.

                  (c) No Liens exist for Taxes (other than for current Taxes not yet due and payable) on any of the Company's assets.

                  (d) Company has not received any notice of assessment or proposed assessment with respect to Taxes. Wheeler has not received any notice of assessment or proposed assessment in respect of the Company.

                  (e) The Company has properly elected to be taxed as a subchapter "S" corporation for federal income tax purposes. The Company has not taken or failed to take any action, the result of which is (or could be) the loss of such status.

         3.7 RECEIVABLES. All of the Receivables have been generated in the Ordinary Course of Business and represent valid debts due and owing to Company. No Receivable is subject to any counterclaim or any right of setoff. Company has delivered to Reynolds a detailed aging of the Receivables as of May 31, 1996.

         3.8 INSURANCE. Section 3.8 of the Disclosure Schedule contains a true and correct list of all policies of insurance maintained by Company or covering any employees or assets of Company. There are no pending claims under any of such policies and no events have occurred which would give rise to a right to pursue a claim under any such policy. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to any of the Company's assets or otherwise which requires or recommends changes in the conduct of the Acquired Business or requires any repairs or other work to be done with respect to any of the assets owned or used in the Acquired Business.

         3.9 ABSENCE OF CHANGES. Since December 31, 1995 and except for the transactions contemplated by the Company Agreements (specifically including the transactions contemplated by Section 5.1), Company has not:

                  (a) engaged in any activity other than in the Ordinary Course, including without limitation, the sale, transfer or conveyance of any assets, entering into any Contract, the borrowing of any amounts or the making of or committing to make any capital expenditures in an aggregate amount greater than $5,000;

                  (b) incurred or suffered any change, event or circumstance which has resulted in or is likely to result in a Company Material Adverse Effect, and no fact or condition exists, or to Company's Knowledge, has been threatened, which is reasonably

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likely to cause or result in a Company Material Adverse Effect in the future;

                  (c) incurred or increased the amount subject to any Lien upon any of the Company's assets, except for any Lien with respect to Taxes not yet due and payable;

                  (d) discharged or reduced any Lien other than as required by its terms, paid any liability other than current liabilities incurred in the Ordinary Course of Business and paid in accordance with their terms, or delayed payment of any account payable or other liability of the Company beyond its due date;

                  (e) incurred any default in any liability (accrued or otherwise);

                  (f) made any change adverse to it in the terms of any agreement or instrument to which it is a party;

                  (g) declared or made any distribution or other payment to its security holders or in respect of any Securities, or issued any additional securities or redeemed, purchased or otherwise acquired any of its securities, or made any change in its capital structure;

                  (h) paid any bonus to or granted any increase in the rates of pay or any increase in the pension, retirement or other benefits of its directors, officers or other employees;

                  (i) incurred or agreed to incur any material indebtedness or liability or entered into any material (alone or in the aggregate) agreement, contract or commitment;

                  (j) received any notice of termination of any material con-tract, agreement, lease, license, purchase order, sales order or commitment; or

                  (k) granted any license or sublicense of any rights under or with respect to any Intellectual Property Intangibles.

         3.10 PERSONAL PROPERTY.

                  (a) Except for office supplies and inventory, Section 3.10(a) of the Disclosure Schedule sets forth a true and correct list of all furniture, fixtures, furnishings, machinery, equipment, vehicles, leasehold improvements, goods and other tangible personal property owned by the Company or leased by Company pursuant to a capitalized lease.

                  (b) Section 3.10(b) of the Disclosure Schedule sets forth a true and correct list of all furniture, fixtures, furnishings, machinery, equipment, vehicles, leasehold improvements, goods and other tangible personal property leased by Company pursuant to an operating lease.

                  (c) Except for normal wear and tear, each item required to be identified in Section 3.10(a) or Section 3.10(b) of the Disclosure Schedule is in good condition and repair.

                  (d) Each lease for any property required to be disclosed in
Section 3.10(a) or Section 3.10(b) of the Disclosure Schedule is in effect and no default (or event which with notice, lapse of time or both would constitute a default) has occurred under any such lease.

         3.11 REAL PROPERTY.  (a) The Company owns no real property.

                  (b) Section 3.11(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. Company has delivered to Reynolds correct and complete copies of the leases and subleases of the properties required to be listed in Section 3.11(b) of the Disclosure Schedule and has provided a description on Section 3.11(b) of the Disclosure Schedule of the terms of any oral leases. With respect to each lease and sublease required to be listed in Section 3.11(b) of the Disclosure
Schedule:

                           (i) no party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (ii) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease;

                           (iii) with respect to each sublease, the
representations and warranties set forth in subsections (i) and (ii) above true and correct with respect to the underlying lease;

                           (iv) Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (v) the owner of the facility leased or subleased
has good and marketable title to the parcel of real property, free and clear of any Lien or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         3.12 AFFILIATES.

                  (a) Neither Wheeler, nor any Affiliate of Wheeler owns, of record, or beneficially, any voting securities or other equity interests, or any other securities exchangeable, convertible or exercisable for or into any voting securities or other equity interests, in any person (except the Company) which is involved in or related to the Acquired Business.

                  (b) Company is not indebted to any current or former shareholder, Affiliate of any shareholder, or to any director, officer, employee, contractor or agent of Company except for amounts due as normal salaries, wages, commissions, benefits or reimbursement of ordinary current business expenses, and no current or former shareholder, Affiliate of any shareholder or director, officer, employee, contractor or agent of Company is indebted to Company except for expense advances in the Ordinary Course of Business.

                  (c) Company has not performed (and is not obligated to perform and has not proposed to perform in the future) any service (whether or not Company was or will be compensated therefor) for any person in which any current or former shareholder, Affiliate of any shareholder, or any director, officer, employee, contractor or agent of Company has any equity or proprietary interest or any option to acquire the same.

         3.13 LITIGATION; COMPLIANCE WITH LAWS, ETC. There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena or investigation (whether civil, criminal, regulatory or otherwise) pending, or, to Company's Knowledge, threatened, against Company, nor is there any judgment of any court, governmental agency, instrumentality, or arbitration outstanding against Company. Company has not received any notice of any violation of any law, regulation or ordinance applicable to the Company, its properties or assets (whether owned or leased) or the Acquired Business. Company has complied with all Applicable Laws. Section 3.13 of the Disclosure Schedule identifies all claims, demands, rights or choses in action of the Company, including without limitation all rights under express or implied warranties and policies of insurance with respect to the Company's assets.

         3.14 LABOR RELATIONS. (a) There are no material controversies pending between Company and any of its current or former employees or contractors, nor, to Company's Knowledge, have any such material controversies been threatened. Company is not liable for any arrears of wages, commissions or benefits or employment-related Taxes (including without limitation, withholding) or any penalties for failure to timely pay any of the foregoing. Company is not a party to nor does it have any obligations under any written, oral or implied agreement with any person or party regarding the salary, commissions, rates of pay, benefits, or working conditions of any employees or contractors and all of Company's employees and contractors are terminable at will. Company has no policy or past practice and is not a party to any agreement relating to payment of any severance or similar benefit upon termination of employment or contractor relationship, and no employees or contractors of Company will be entitled to any severance or similar benefit upon termination of employment as contemplated by this Agreement.

                  (b) To Company's Knowledge, (i) Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Business, and (ii) no situations exist with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds,
(C) the receipt of any illegal discounts or rebates, or (D) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

         3.15 LICENSES AND PERMITS. Company has obtained all licenses, permits and governmental authorizations from all appropriate federal, state, foreign and other public authorities required in connection with the conduct of the Acquired Business or ownership or operation of any of the Company's assets. Section 3.15 of the Disclosure Schedule contains a list of each such license, permit or authorization. Company has complied with the terms and conditions of such licenses and permits.

         3.16 CONTRACTS. Section 3.16 of the Disclosure Schedule identifies all Contracts. All Contracts are in full force and effect and are valid and binding obligations enforceable against the parties thereto, except as may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally. Correct and complete copies of all Contracts have been delivered to Reynolds. Company is not in default under and, to Company's Knowledge, no condition exists with respect to Company which, with notice or the passage of time, or both, would constitute a default by Company under any of the Contracts. Company is not subject to any agreement and has not made any commitment requiring Company (a) to obtain all or substantially all of its supply of any product or service from another person,
(b) to maintain the confidentiality of any non-public information of another person, or (c) to refrain from competing or otherwise offering its services or products to any person or in any location. Company is not subject to any agreement or commitment to deliver or provide any new, modified or enhanced product or service to any customer or to develop any new, modified or enhanced product or service. None of the Contracts was entered into, issued or accepted other than in the Ordinary Course of Business.

         3.17 TITLE TO PROPERTIES; ENCUMBRANCES. Company has good and marketable title to all of its assets, whether real, personal, tangible or intangible property, free and clear of any Liens except the Permitted Encumbrances.

         3.18 INTELLECTUAL PROPERTY INTANGIBLES.

                  (a) All Contracts to which Company is a party relating to Intellectual Property Intangibles, including without limitation research, development, programming or similar services in connection therewith, are identifed in Section 3.18 of the Disclosure Schedule.

                  (b) Company further represents and warrants as follows:

                           (i) All Intellectual Property Intangibles are
owned by or are licensed to Company without limitation or encumbrance, and, to the extent applicable, in good standing and, to Company's Knowledge, without any challenge.

                           (ii) All trademarks included in the Intellectual
Property Intangibles have been in continuous use since the date of their adoption by Company and first use by Company.

                           (iii) All copyrights included in the Intellectual
Property Intangibles are original works of authorship of Company or Company has acquired all rights thereto or Company has a valid license to use the same.

                           (iv) Any trademarks, service marks or trade names
which have been obtained by Company through transfer or assignment include the associated goodwill.

                           (v) To Company's Knowledge, no infringement or
unlawful use of any of the Intellectual Property Intangibles or use of the same or similar item so as to create a likelihood of confusion has occurred.

                           (vi) No infringement of any intellectual property
rights of any other party has occurred or results from operation of the Acquired Business.

                           (vii) No proceedings or claims are pending or, to
Company's Knowledge, threatened, with respect to the validity or ownership of the Intellectual Property Intangibles.

                           (viii) No present or former employee, officer,
director, shareholder, agent or contractor of Company has any ownership interest, direct or indirect, in any Intellectual Property Intangibles.

                  (c) Without in any way limiting the other representations and warranties contained in this Agreement or the application of the same to the Software, Company makes the following additional representations and warranties with respect to the Software:

                           (i) Company has delivered to Reynolds complete,
current copies of all user and technical documentation related to the Software. The Software performs in accordance with the documentation and other written material used in connection with the Software and is free from defects in programming and operation, is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes related to the Software.

                           (ii) Neither Company nor any employee or any
contractor or agent (directly or through employees or subcontractors or sub-agents) thereof has developed or assisted in the enhancement of the Software (except for enhancements included in the Software as delivered to Reynolds pursuant hereto) or the development of any program or product based on the Software or any part thereof without assigning all of such person's rights and interest in the same to Company pursuant to an agreement included in the Contracts.

                           (iii) The Software was developed entirely by
employees of Company during the time they were employees of Company and the Software does not include (A) any inventions of the employees prior to the time they became employees of Company or (B) any intellectual property of any previous employer of any such employee.

                           (iv) No party other than Company has any interest in
the Software. Company's development, use, license or exploitation of the Software does not violate any rights of any other person. Company does not have any obligation to compensate any person or entity for the development, use, license or exploitation of the Software. Company has not granted any license, option or other rights to develop, use, sublicense, distribute or exploit in any manner the Software, regardless of whether requiring the payment of royalties. Company acknowledges that all rights in the Software will be vested in Reynolds from and after the Closing.

                           (v) Company has taken reasonable efforts to keep
secret the source code for the Software other than for disclosure to certain employees of, or independent contractors to, Company in connection with their services to Company.

         3.19 EMPLOYEE BENEFIT PLANS. (a) Section 3.19 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or which covers any of Company's employees.

                           (i) Each such Employee Benefit Plan (and each
related trust, insurance contract, or fund) complies in form and in operation in all respects with all Applicable Laws, including ERISA and the Code.

                           (ii) All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iii)  All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Time which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iv) Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (v) The market value of assets under each such
Employee Benefit Plan which is an Employee Pension Benefit Plan

(other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (vi) Company has delivered to Reynolds correct and
complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                           (i)  No such Employee Benefit Plan which is an
Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to Company's Knowledge, threatened.

                           (ii) There have been no Prohibited Transactions
with respect to any such Employee Benefit Plan. No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Company's Knowledge, threatened.

                           (iii) Company has not incurred or, to Company's
Knowledge, been threatened with any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (c) Company does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                  (d) Company does not maintain nor has it ever maintained or does not contribute, nor has it ever contributed, nor has it ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         3.20 CONSENTS AND APPROVALS. No waiver, consent or approval from or filing with any person or agency (governmental or otherwise) is required for Company to consummate the Company Agreements without creating a default (or event which with notice, lapse of time or both would constitute a default) or liability.

         3.21 CUSTOMERS AND SUPPLIERS.

                  (a) Company has delivered to Reynolds a list of Company's customers and complete copies of all associated Contracts. To Company's Knowledge, none of such customers intends to reduce or has threatened to reduce materially its purchases from or business dealings with Company whether by reason of the consummation of this Agreement or otherwise.

                  (b) Company has delivered to Reynolds a list of Company's suppliers. To Company's Knowledge, none of such suppliers intends to alter or has threatened to alter materially the terms of supply to Company whether by reason of the consummation of this Agreement or otherwise.

         3.22 WARRANTIES. There are no written or oral warranties or guaranties now in effect issued by Company or outstanding with respect to the services rendered by Company prior to the Effective Time, except as set forth in the Contracts which the Company has previously delivered to Reynolds. There are no existing, or, to Company's Knowledge, threatened claims against Company related to such services. Company has no liability with respect to any such warranty or guaranty, whether known or unknown, absolute, contingent or otherwise and whether due or to become due.

         3.23 BANK ACCOUNTS. Section 3.23 of the Disclosure Schedule sets forth the name, location and account number of each bank, trust company, savings and loan association or other financial institution in which Company has an account or safe deposit box and the names of the persons authorized to draw thereon or having access thereto.

         3.24 OFFICERS AND DIRECTORS AND CERTAIN AUTHORIZED PERSONS. Section
3.24 of the Disclosure Schedule sets forth a complete and accurate list of:
(i) the names of all directors of Company; (ii) the names and offices of all officers of Company; (iii) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of Company; and (iv) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of Company (except in connection with any marketable securities or instruments issued by financial institutions which securities or instruments are owned by Company).

         3.25 BOOKS AND RECORDS. All of the Company's books and records are correct and complete.

         3.26 ENVIRONMENTAL MATTERS. Neither Company nor, to Company's Knowledge any prior user of any real property owned or used by the Company at any time, has caused, taken or failed to take any action that has resulted in or may result in, and is not subject to, any liability or obligation relating to or arising out of (i) the environmental condition of any such real property, (ii) the failure to comply with any Environmental Law, or (iii) the past or present manufacture, production, distribution, use, treatment, storage, disposal, transport or handling, emission, discharge or release of pollutants, contaminants, chemicals, industrial, hazardous or toxic materials or wastes.

         3.27 PLANNED CAPITAL EXPENDITURES. No work, repair, construction or capital expenditure is required or planned in respect of the Acquired Business, including as may be required under Applicable Laws, and Company has not received any notice of any such requirement.

         3.28 CAPITALIZATION.

                  (a) Section 3.28 of the Disclosure Schedule sets forth the following: (i) the Securities; and (ii) a list of all issued and outstanding Securities and the holders thereof.

                  (b) All of the Securities have been validly authorized and issued and are fully paid and nonassessable. All options or other rights to acquire Securities (whether from Company or a shareholder) are identified in
Section 3.28 of the Disclosure Schedule and all Securities have been issued in compliance with all applicable federal, state and foreign securities laws. The Company (i) has no issued and outstanding shares of capital stock or other equity interests of any class or preference, (ii) has not issued any security or instrument exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any Securities, and (iii) there are no outstanding options, warrants, calls, commitments, or plans by Company to issue any additional Securities, or to pay any dividends on its capital stock or other equity interests or to purchase, redeem or retire any Securities or to issue any securities or investments exchangeable, convertible or exercisable for or into, whether or not for any additional consideration, any Securities of Company.

                  (c) The documents and instruments containing the terms of all Securities are identified in Section 3.28 of the Disclosure Schedule and complete copies of each have been delivered to Reynolds. All shareholders, repurchase, buy-sell, voting, redemption or other agreements or commitments relating to the ownership, transfer or voting of any of the Securities are identified in Section 3.28 of the Disclosure Schedule and complete and correct copies of each have been delivered to Reynolds.

         3.29 DISCLOSURE. No representation or warranty by Company contained in this Agreement, and no statement contained in any certificate, exhibit, list or other instrument furnished by the Company to Reynolds pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE REYNOLDS COMPANIES.  The
Reynolds Companies jointly and severally represent and warrant to Company and Wheeler as follows:

         4.1 CORPORATE ACTION; CORPORATE POWER AND AUTHORITY. Each Reynolds Company has taken all action required by its Articles of Incorporation and Code of Regulations or Bylaws or otherwise to authorize the execution and consummation of this Agreement. The Reynolds Companies Agreements constitute the valid and legally binding obligations of each applicable Reynolds Company, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally. The Reynolds Companies have the power and authority to execute and consummate the Reynolds Companies Agreements.

         4.2 NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. The execution and consummation by the Reynolds Companies of the Reynolds Companies Agreements and each other agreement contemplated hereby will not (a) violate the terms of any Reynolds Company's Articles of Incorporation or Code of Regulations or Bylaws or any instrument, agreement, mortgage, judgment, decree, commitment or understanding, written or oral, to which any Reynolds Company is a party, or by which either Reynolds Company or any of its properties is bound, (b) be in conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, (c) result in the creation of any Lien upon any Reynolds Company or its properties under any such instrument, agreement, mortgage, judgment, decree, commitment or understanding, (c) result in the creation or imposition of any Lien upon any Reynolds Company or its properties or assets, or
(d) violate any Applicable Law.

         4.3 ORGANIZATION. Reynolds is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of New Hampshire. Each Reynolds Company has full power and authority to carry on its business as it is now being conducted, to own and lease the properties and assets which it now owns or leases and to consummate this Agreement.

5. PRE-CLOSING COVENANTS.  The Parties covenant and agree as follows:

         5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. Until the Closing, and unless Reynolds otherwise consents in writing, the Company will operate the Acquired Business substantially as previously operated and only in the Ordinary Course of Business. Notwithstanding the preceding sentence, the Company shall take all actions necessary to transfer to Wheeler the USAAA life insurance policy and the airplane carried as an asset on the books of the Company conditioned upon Wheeler assuming all liabilities associated with such airplane including the related hangar lease and insurance policy. Such transfers and assumptions shall be completed by June 25, 1996. In addition, the Company shall cause to be prepared and delivered to Reynolds the Adjusted 12/31/95 Balance Sheet which eliminates the airplane and all associated liabilities from the 12/31/95 Balance Sheet.

         5.2 NOTIFICATION OF CERTAIN CHANGES. The Company will promptly notify Reynolds in writing of the occurrence of any of the matters described in
Section 3.9.

         5.3 OTHER TRANSACTIONS. Company will deal exclusively and in good faith with Reynolds regarding a Sale Transaction and will not, and will direct Company's officers, directors, financial advisors, accountants, agents and counsel not to, (i) solicit submission of offers from any person relating to a Sale Transaction, (ii) participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person regarding any Sale Transaction by any person other than Reynolds, or (iii) enter into any agreement or understanding, whether oral or written, that would have the effect of preventing consummation of this Agreement. If Company or its representatives or agents should receive any proposal for a Sale Transaction or any inquiry regarding such proposal from a third party, Company will promptly so inform Reynolds.

         5.4 CONSENTS, WAIVERS AND APPROVALS. Company will obtain prior to the Closing all consents, waivers, approvals, and releases necessary to effect the transactions contemplated by this Agreement. All such consents, waivers, releases and approvals will be in writing and in form and substance satisfactory to Reynolds.

         5.5 SUPPLEMENTAL DISCLOSURE. Company will have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Disclosure Schedule with respect to any matter subsequently arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Schedule. Any such supplemental disclosure will be deemed to have been disclosed as of the date of this Agreement if Reynolds proceeds with the Closing following receipt of such supplemental disclosure.

         5.6 ADDITIONAL REPORTS. Promptly after they become available, Company will deliver to Reynolds copies of all management and control reports (including agings of accounts receivable and listings of accounts payable reports) and financial statements routinely prepared by Company.

         5.7 CONDITIONS PRECEDENT. The Parties will use their best efforts in good faith to satisfy the conditions set forth in Sections 6 and 7 hereof.

         5.8 REYNOLDS' DUE DILIGENCE. Company will give Reynolds and its counsel, accountants and other representatives full access during normal business hours to all of the books, records, and assets of Company, provided that such examinations will be conducted in such a manner so as not to unreasonably disrupt the normal business operations of Company, and Company will furnish Reynolds with such information concerning the affairs of Company which Reynolds may reasonably request, so that Reynolds may have a full opportunity to verify the representations and warranties contained in this Agreement and to ascertain such other matters concerning the financial condition, operations, employees, business or prospects of Company as Reynolds may deem necessary or appropriate. Company will deliver to Reynolds correct and complete copies of all documents referred to in the Disclosure Schedule.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE REYNOLDS COMPANIES.
The obligation of the Reynolds Companies to consummate this Agreement will be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Reynolds Companies in writing.

         6.1 REPRESENTATIONS. The representations and warranties made by Company in Section 3 hereof will be true and correct on the Closing Date as though such representations and warranties had been made on such date and Company will deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

         6.2 COVENANTS. Company will have duly performed all of the covenants, acts and undertakings to be performed by Company on or prior to the Closing Date, and Company will deliver to Reynolds a certificate dated as of the Closing Date to the foregoing effect.

         6.3 NO INJUNCTION, ETC. No proceeding, investigation, or legislation will have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement, or which is related to Company or which arises out of the Acquired Business.

         6.4 OPINION OF COUNSEL. An opinion of counsel for Company will have been delivered to Reynolds, dated as of the Closing Date, in form and substance reasonably satisfactory to Reynolds and its counsel and containing the opinions identified in Exhibit 7.

         6.5 INCUMBENCY; RESIGNATIONS. Company shall have delivered a certificate of incumbency executed by the president and secretary of Company listing each officer and director of Company and shall further have delivered the written resignation, effective as of the Effective Time, of each officer and director of Company.

         6.6 CONSENTS, WAIVERS AND APPROVALS. Reynolds shall have received a true and correct copy of each consent, waiver or approval required to be identified in Section 3.20 of the Disclosure Schedule or otherwise required pursuant to Section 5.4.

         6.7 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 30, 1995, except as disclosed in Section 3.9 of the Disclosure Schedule, Company shall not have suffered any change in its financial condition, business, property or assets which materially and adversely affects the Acquired Business.

         6.8 CERTIFIED RESOLUTIONS. Company shall have delivered to Reynolds a certificate executed by a duly authorized officer of Company containing true and correct copies of the resolutions duly adopted by the board of directors and shareholders of Company approving and authorizing this Agreement and its consummation and the other transactions and actions required of Company. Such officers shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

         6.9 CONFIRMATIONS. Reynolds shall have received pay-off letters or balance confirmations in a form satisfactory to Reynolds with respect to all loans and capital leases of the Company and such other liabilities of the Company as Reynolds may request.

Such pay-off letters and confirmations will not require the payment of any pre-payment penalty or fee or require any other undertaking by Reynolds.

         6.10 TITLE ASSURANCES. Reynolds shall have received uniform commercial code and judgment and tax lien searches from all applicable jurisdictions confirming title to the Company's assets as represented in Section 3.11.

         6.11 BASIC CORPORATE DOCUMENTS. Company shall have delivered to Reynolds copies of Company's Articles of Incorporation, certified as of a date within 30 days prior thereto by the Secretary of State of New Hampshire, Company's Bylaw's or similar document, certified as of such a date by Company's Secretary, and certificates of good standing (long-form where available) or authority from the Secretary of State of New Hampshire and those other jurisdictions required to be identified in Section 3.3 of the Disclosure Schedule.

         6.12 CERTIFICATE OF MERGER. Company shall have delivered to Reynolds the Certificate of Merger.

         6.13 TERMINATION OF AGREEMENTS. Company shall have delivered to Reynolds evidence reasonably satisfactory to Reynolds of the termination of all restrictions on transfer or rights of purchase or provisions relating to voting regarding the Company Shares whether contained in Company's Articles of Incorporation, Bylaws, a written or oral agreement or otherwise.

         6.14 ESCROW AGREEMENT. Company, Wheeler and the Escrow Agent shall have executed the Escrow Agreement.

         6.15 EMPLOYMENT AGREEMENTS. Wheeler will have executed the Employment Agreement.

         6.16 MISCELLANEOUS AGREEMENTS. The necessary persons will have executed the agreements identified in Schedule E, which agreements shall be in a form satisfactory to Reynolds.

         6.17 MAY 31, 1996 FINANCIAL STATEMENTS. Reynolds will have received a balance sheet for the Company at May 31, 1996 and a profit and loss statement for the Company for the period from January 1, 1996 to May 31, 1996. Such financial statements will be prepared in accordance with GAAP and in a manner consistent with the Adjusted 12/31/95 Financial Statements, and for purposes of
Section 3.5, the term "Financial Statements" will include such additional financial statements.

         6.18 ADJUSTED 12/31/95 BALANCE SHEET. Reynolds will have received from the Company the Adjusted 12/31/95 Balance Sheet.

         6.19 AFFILIATE RECEIVABLES AND PAYABLES. Company will have delivered to Reynolds evidence reasonably satisfactory to Reynolds of the satisfaction of all receivables and payables to or from Wheeler (provided, that if there is not sufficient cash to satisfy the loans to the Company by Wheeler described in
Section 3.12 of the Disclosure Schedule, such loans shall be paid within 30 days after the Effective Time).

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate this Agreement shall be subject to the satisfaction, on or before the Effective Time, of the following conditions, any of which may be waived by Company in writing.

         7.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by the Reynolds Companies in Section 4 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for matters permitted by this Agreement) and Reynolds shall deliver to Company a certificate dated as of the Closing Date to the foregoing effect for each of the Reynolds Companies.

         7.2 COVENANTS OF THE REYNOLDS COMPANIES. The Reynolds Companies shall have duly performed all of the covenants, acts or undertakings to be performed by them on or before the Closing Date, and Reynolds shall deliver to Company certificates dated as of the Closing Date to the foregoing effect for each of the Reynolds Companies.

         7.3 CERTIFIED RESOLUTIONS. Reynolds shall have delivered to Company certificates executed by a duly authorized officer containing a true and correct copy of resolutions duly adopted by Acquisition's Board of Directors and sole shareholder and Reynolds Board of Directors approving and authorizing this Agreement and its consummation and a certificate of Reynolds' General Counsel and Secretary confirming that no action by Reynolds' shareholders is required for the consummation of this Agreement by Reynolds. Such officers shall also certify that such resolutions have not been revoked or modified and remain in full force and effect.

         7.4 OPINION OF COUNSEL. An opinion of counsel for Reynolds and Acquisition shall have been delivered to Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Company and its counsel, and containing the opinions identified in Exhibit 6.

         7.5 NO INJUNCTION, ETC. No proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement, which, in the reasonable judgment of Company, would make it inadvisable to consummate this Agreement.

         7.6 CONSENTS, WAIVERS AND APPROVALS. Company shall have received a true and correct copy of each consent, waiver or approval obtained by the Reynolds Companies and required for the Reynolds Companies' execution and consummation of this Agreement.

         7.7 INCUMBENCY. Reynolds shall have delivered certificates for each of the Reynolds Companies executed by a duly authorized officer of the incumbency of the officers executing this Agreement and any other agreements or documents contemplated hereunder.

         7.8 ESCROW AGREEMENT. The Reynolds Companies and the Escrow Agent shall have executed the Escrow Agreement.

         7.9 CERTIFICATE OF MERGER. Acquisition shall have delivered to Company the Certificate of Merger described in Section 1.7.

         7.10 MISCELLANEOUS AGREEMENTS. The necessary parties shall have executed the agreements identified in Schedule E.

         7.11 EMPLOYMENT AGREEMENT. Reynolds will have executed the Employment Agreement.

8. MUTUAL COVENANTS.

         8.1 GENERAL. Each of the parties hereto will refrain from taking any action which would render any representation or warranty contained in Sections 3 and 4 of this Agreement inaccurate as of the Closing Date. Each party will promptly notify the other of any action or proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party will take such further action as may reasonably be requested by another party to evidence the consummation of this Agreement.

         8.2 TAX MATTERS. The parties will file their respective income tax returns on the basis that this transaction qualifies as a "reorganization" under
Section 368(a) of the Code. The parties agree that the income or loss of the Company through the Effective Time shall be determined under normal tax accounting rules including, without limitation, by an actual closing of the books as of the Effective Time. The Company shall make a timely filed election under Section 1362(e)(3)(A) of the Internal Revenue Code to apply the normal tax accounting rules to determine the income and loss of the Company through the Effective Date to the extent Section 1362(e) of the Code requiring a pro rata allocation would otherwise apply. Wheeler agrees to timely consent to any such election. The parties will not take a tax return position inconsistent with the foregoing tax return positions unless such inconsistent position will arise out of or through an audit of such returns by the Internal Revenue Service or other taxing authority.

9. CLOSING.

         9.1 TIME AND PLACE. The Closing will be held at the offices of Hanes, Sevilla, Saunders & McCahill on June 27, 1996, at 10:00 a.m., or at such other place or time or on such other date as the parties hereto may mutually agree.

         9.2 TRANSACTIONS AT THE CLOSING. At the Closing, each of the following transactions will occur:

                  (a) The Company and Wheeler will deliver to Reynolds the following:

                           (i) the Certificate of Merger; and

                           (ii)  the certificates, opinion, agreements,
instruments, documents, consents, waivers, approvals and documents required of the Company as described in Section 6.

                  (b) The Reynolds Companies will deliver to Wheeler or Escrow Agent, as applicable, the following:

                           (i) certificates for the Closing Shares and the
Escrow Shares required under Sections 1.4 and 1.5 will be delivered to Wheeler and Escrow Agent, respectively;

                           (ii) the certificates, opinion, agreements,
consents, waivers and approvals required of the Reynolds Companies as described in Section 7;

                           (iii) certificates of good standing of the Reynolds
Companies from the Secretary of State of their respective states of incorporation as of the most recent practicable date;

                           (iv) the Certificate of Merger; and

                           (v) all such certificates, dated as of the
Closing Date, as the Company may reasonably request to evidence the fulfillment by Reynolds, or other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

         9.3 DEFAULT AT CLOSING. If the Company and Wheeler fail or refuse to consummate the transactions set forth in this Agreement on or prior to the Closing Date, and if the Reynolds Companies are not then in material breach under terms of this Agreement, all other conditions in Section 7 have been satisfied and Reynolds stands ready, willing and able to make tender of its deliveries required under Section 9.2, then, in addition to any other remedies available to the Reynolds Companies, the Reynolds Companies may invoke any equitable remedies to cause the consummation of the transactions set forth in this Agreement, including, without limitation, an action or suit for specific performance. If the Reynolds Companies fail or refuse to consummate the transaction set forth in this Agreement on or prior to the Closing Date, and if the Company and Wheeler are not then in material breach under the terms of this Agreement, all other conditions in Section 6 have been satisfied and the Company and Wheeler stand ready, willing and able to make tender of their deliveries required under Section 9.2, then the Company and Wheeler shall be entitled to exercise any and all remedies available to them at law or in equity.

10. EMPLOYEES OF THE COMPANY. Nothing in this Agreement shall be construed as or deemed to be an undertaking by the Reynolds Companies to retain any employees of Company after the Effective Time, for any period of time, or under any particular terms and conditions, all of such matters to be at the Reynolds Companies' discretion. From the date of this Agreement, the Company shall use its best efforts to retain its current employees and shall not alter the terms or conditions of employment or change the compensation of or grant or declare any bonus payable to any employee of the Company, each without the prior written consent of Reynolds.

11. FURTHER COVENANTS. From and after the Closing, the parties agree, without further consideration, to execute and deliver promptly such further assignments, endorsements and other documents, and to take all such further actions, as either may from time to time reasonably request with respect to the transactions contemplated by this Agreement, and the fulfillment of any condition precedent to the obligations of either party waived by that party in order to consummate the Agreement. The parties also agree to promptly deliver to each other any assets they receive which properly are the property of the other party or an affiliate.

12. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. Except as expressly provided elsewhere in this Agreement or as provided in this Section 12, all representations and warranties made by the Company or the Reynolds Companies in the Company Agreements or the Acquisition Agreements or the Reynolds Agreements, as applicable, will survive until the third (3rd) anniversary of the Closing Date. The representations and warranties of the Company in Section 3.6 of this Agreement will survive until 30 days after expiration of the applicable statutes of limitation and the representations and warranties in Sections 3.1 - 3.4, 3.17 and 3.28 will survive forever. No claim for breach of a representation or warranty (including an Indemnification Claim as defined in Section 15) may be brought by any person unless written notice of such claim will have been given on a prior to the last day of the applicable survival period in this Section (in which event each representation and warranty with respect to any asserted claim will survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

13. TERMINATION. This Agreement may be terminated, and the transactions contemplated herein abandoned (a) by the mutual written consent of the Company and Reynolds; (b) by either the Company or Reynolds upon the failure of the other to comply substantially with its or their conditions precedent to Closing and other obligations set forth herein on or before the Closing Date; or (c) automatically at 5:00 p.m. Dayton, Ohio time on July 31, 1996, if the Closing has not been completed by that time. Termination pursuant to this Section will relieve the parties of their obligations hereunder with each party responsible for its own, fees, costs and expenses; provided, however that if the Agreement is terminated pursuant to (b) or (c) above because one party fails to use its reasonable best efforts to fulfill its obligations hereunder, such party will remain liable to the other party for all losses, costs, expenses (including attorney's fees) and liabilities incurred by such other party as a result of such failure.

14. TRANSACTION EXPENSES.

         14.1 BROKERS. Reynolds and the Company and Wheeler each represent and warrant to the other that no broker or finder has acted for it or them in connection with this Agreement.

         14.2 EXPENSES. All expenses incurred by the parties in connection with or related to the authorization, preparation, execution and consummation of this Agreement, including without limitation, all fees and expenses of agents, representatives, investment bankers, printers, counsel and accountants employed by any such party, shall be borne by the party incurring the same except that expenses incurred by Company in excess of $10,000 shall be borne by Wheeler.

15. INDEMNIFICATION.

         15.1 LOSSES. For purposes of this Section 15, "LOSSES" will mean all damages, losses, costs, expenses (including legal, accounting and other fees and expenses), interest, penalties, charges and liabilities.

         15.2 INDEMNIFICATION BY THE COMPANY. The Company (pursuant to Section 17, from and after the Effective Time, the Company's obligations under this
Section 15 shall be borne by Wheeler) agrees to indemnify, defend and hold harmless Reynolds from and against any Loss incurred by either Reynolds Company related to or arising out of the breach of any of the warranties, representations, covenants or agreements of the Company in this Agreement.

         15.3 INDEMNIFICATION BY THE REYNOLDS COMPANIES. The Reynolds Companies (including the Surviving Corporation) agree to indemnify, defend and hold harmless the Company (and, from and after the Effective Time, the Shareholders) from and against any Loss incurred by any of them related to or arising out of the breach of any of the warranties, representations, covenants or agreements of Reynolds in the Reynolds Agreements or the Acquisition Agreements.

         15.4 PROCEDURES FOR INDEMNIFICATION. An Indemnification Claim will be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing such other information as Indemnitee will have concerning such Third Party Claim.

                  (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 15.5 hereof will be observed by Indemnitee and Indemnitor.

                  (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor will have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object will constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim will be paid in accordance with
Section 15.4(d). If any objection is timely interposed by the Indemnitor and the dispute is not resolved within fifteen (15) days from the date Indemnitee receives such objection, such dispute will be resolved as provided in Section
16.13 of this Agreement.

                  (d) Upon determination of the amount of an Indemnification Claim (including a Third Party Claim), whether by agreement between Indemnitor and Indemnitee, by an arbitration award or otherwise, Indemnitor will pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

         15.5 DEFENSE OF THIRD PARTY CLAIMS.

                  (a) Should any Third Party Claim be made the obligations and liabilities of the parties with respect to such Third Party Claim will be subject to this Section 15.5.

                  (b) Within a reasonable time (i.e., such time as will not prejudice the contest, defense, litigation, or settlement of a Third Party Claim) following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim will (i) notify the other party of its existence setting forth in writing and with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnitee, specify in writing the basis hereunder upon which the Indemnitee's claim for indemnification is asserted and tendering defense of the Third Party Claim to Indemnitor.

                  (c) If the defense of a Third Party Claim is so tendered and within ten (10) days thereafter such tender is accepted without qualification by the Indemnitor as evidenced by written notice to Indemnitee, then, except as provided below, the Indemnitee will not, and the Indemnitor will, have the right to contest, defend, litigate and settle such Third Party Claim. The Indemnitee will have the right to be represented by counsel of its own choice and at Indemnitee's expense to participate in any contest, defense, litigation or settlement conducted by the Indemnitor; provided that the Indemnitee will be entitled to reimbursement therefor if the Indemnitor loses its right to contest, defend, litigation and settle the Third Party Claim as provided below. Notwithstanding the preceding provisions of this Section 15.5, if the Third Party Claim is asserted against both of Indemnitor and Indemnitee and representation of both of them by the same counsel would be inappropriate due to actual or potentially differing interests between them, Indemnitee shall be entitled to retain the right to contest, defend or litigate such Third Party Claim as it relates to Indemnitee and will have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle will be given to the Indemnitee. If, pursuant to the preceding sentence, the Indemnitee so contests, defends, litigates or settles a Third Party Claim, the Indemnitee will be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses.

                  (d) The Indemnitor will lose its right to contest, defend, litigate and settle the Third Party Claim if it fails to diligently contest the Third Party Claim (except in connection with a settlement thereof in accordance with the terms hereof). So long as the Indemnitor has not lost its right to defend, contest, litigate and settle as herein provided, the Indemnitor will have the exclusive right to contest, defend and litigate the Third Party Claim and will have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle will be given to the Indemnitee.

                  (e) All expenses (including without limitation attorneys' fees and expenses) incurred by the Indemnitor in connection with the foregoing will be paid by the Indemnitor.

                  (f) No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Section 15 will relieve it of such obligations to the extent they exist. If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept or assume the defense of a Third Party Claim pursuant to Section 15.5(c), or if, in accordance with the foregoing, the Indemnitor loses its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnitee will have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may, in its discretion exercised in good faith, and with the advice of counsel, settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 15.5(f), the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee will be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses.

         15.6 LIMITATIONS.

                  (a) All notices of Loss must be delivered to the Indemnitor prior to expiration of the applicable periods for the warranties and representations as set forth in Section 12 hereof.

                  (b) Notwithstanding anything to the contrary herein, except for the obligations (the "EXEMPT INDEMNIFICATION OBLIGATIONS") under Section
15.2 with respect to breaches of the representations and warranties contained in Sections 3.1-3.4, 3.6, 3.17 and 3.28, neither the Company nor the Reynolds Companies, as an Indemnitor, will have any obligation until the aggregate of all Losses payable by the Indemnitor to the Indemnitee exceeds the Floor. Upon the aggregate of all Losses payable by the Indemnitor (except the Exempt Indemnification Obligations) exceeding the Floor, the Company or the Reynolds Companies, as applicable, will be liable to the Indemnitee on a dollar-for-dollar basis, for the amount above the Floor.

                  (c) With respect to Losses payable in connection with Exempt Indemnification Obligations, the Company or the Reynolds Companies, as applicable, will be liable for all such Losses from the first dollar in any event.

                  (d) The payment of any Loss hereunder will constitute an additional adjustment to the number of Reynolds Shares issued in respect of the Merged Shares.

                  (e) The remedies provided in this Section 15 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of any representation, warranty, covenant or agreement set forth in the Company Agreements, the Acquisition Agreements or the Reynolds Agreements, as applicable.

16. MISCELLANEOUS.

         16.1 ACCOUNTING RECORDS. From and after the Effective Time, Wheeler and his representatives will have reasonable access to all of the Books and Records for the period prior to the Closing Date, but only to the extent that such access may reasonably be required by Wheeler in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access will be afforded by Reynolds upon receipt of reasonable advance notice and during normal business hours.

         16.2 NOTICE. All notices, requests, demands and other communications hereunder will be in writing and will be deemed given and received (a) on the date of delivery when delivered by hand or when transmitted by confirmed simultaneous telecopy, (b) on the following business day when sent by receipted overnight courier, or (c) five (5) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, when addressed as set forth in Schedule F. Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

         16.3 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement will be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

         16.4 HEADINGS; EXHIBITS AND SCHEDULES. The Section, Subsection and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Exhibits and Schedules attached hereto are a material part of this Agreement and are incorporated herein by this reference.

         16.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one counterpart has been signed by each party and delivered to the other party hereto.

         16.6 INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereunder. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

         16.7 TIME OF ESSENCE. Time is of the essence in this Agreement.

         16.8 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the state of New Hampshire as applied to contracts executed and performed wholly within that state.

         16.9 DISCLOSURE. The Reynolds Companies and the Company each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete transactions and who agree to bound hereby) concerning this Agreement except as required by law or with the advance written approval of the other party, which approval will not be unreasonably withheld.

         16.10 PARTIAL ILLEGALITY OR UNENFORCEABILITY. Wherever possible, each provision hereof will be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein will, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         16.11 SINGULAR OR PLURAL. All defined terms used herein will have the same meaning, whether used in the singular or plural form, unless the context clearly requires otherwise.

         16.12 EFFECT OF INVESTIGATION. Any inspection, preparation or compilation of information or Exhibits or Schedules or audit of the inventories, properties, financial condition or other matters relating to the Company or the Acquired Business or the assets or liabilities of the Company conducted by or on behalf of Reynolds pursuant to this Agreement will in no way limit, affect or impair the ability of Reynolds to rely upon the representations, warranties, covenants and agreements of the Company in the Company Agreements.

         16.13 ARBITRATION.

                  (a) Any controversy, dispute or claim arising out of or relating to this Agreement (except a Closing Adjustment) will be submitted to arbitration in accordance with the commercial rules of the AAA, by which each party will be bound.

                  (b) If the parties have not agreed during their negotiations on a single arbitrator to whom the controversy, dispute or claim will be submitted, either party may select an arbitrator and send written notice to the other party of the selection. The party receiving such notice will have 10 days from the date such party receives such notice of such selection to select a second arbitrator and send notice of such to the party who selected the first arbitrator. Failure to select the second arbitrator and to send timely notice, as provided above, empowers the arbitrator first selected to resolve the controversy. If both arbitrators have been duly named, they will as soon as is reasonably practicable (but within 30 days from the date the latter of the two arbitrators is named) name a third arbitrator who will not be from the Dayton, Ohio or Washington, D.C. metropolitan areas, but who shall be the sole arbitrator to hear and rule upon the matter. The provisions of the Federal Rules of Civil Procedure which provide for discovery will be applicable to any such arbitration. The parties agree that such discovery must be completed within six
(6) months after the claim has been filed with the AAA and service on the other party effected.

                  (c) Any arbitration proceedings will be conducted in Pittsburgh, Pennsylvania unless the parties otherwise agree.

                  (d) The parties agree to be bound by the decision of the arbitrator and the decision thereof to be entered into any appropriate court or other jurisdiction. The prevailing party in the arbitration will be promptly reimbursed for its reasonable costs and fees (including attorneys' fees) incurred in connection with the arbitration and will not be responsible for the costs of arbitration.

         16.14 "PERSON." The term "person" will be broadly interpreted to include, without limitation, any corporation, partnership, association, limited liability company, other association, trust or individual.

         16.15 "BEST EFFORTS." The use of the term "best efforts" herein will in no event require any party to (a) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (b) take, or cause to be taken, any action which would have a material adverse effect with respect to it.

         16.16 "INCLUDING." Whenever the term "including" is used in this Agreement, it will mean "including, without limitation," (whether or not such language is specifically set forth) and will not be deemed to limit the range of possibilities of those items specifically enumerated.

         16.17 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective heirs, successors and permitted assigns.

17. ASSUMPTION OF OBLIGATIONS. All obligations of Company under Section 15 to be performed after the Effective Time shall be assumed and performed by Wheeler.

18. CERTAIN REPRESENTATIONS OF WHEELER. Wheeler represents and warrants as follows: (a) Wheeler has full power and authority to execute this Agreement and to transfer and surrender the Company

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



Shares owned by him; (b) all outstanding Company Shares owned by Wheeler free and clear of any liens, claims, restrictions, charges or encumbrances; (c) Wheeler is acquiring the Reynolds Shares for investment purposes only and without a view to the resale thereof until such time as such resale has been registered (or exemptions from registration perfected) under the Act and all applicable state securities laws, and he will not sell, encumber, dispose or otherwise transfer (collectively, "TRANSFER") any right or interest in the Reynolds Shares, whether voluntarily, by gift, operation of law, testamentary disposition or otherwise, except for the distribution of Reynolds Shares to Reynolds in satisfaction of a Closing Adjustment, unless such Transfer has been registered (or an exemption from registration has been perfected) under the Act and applicable state securities laws; (d) Wheeler is an experienced investors and is aware of the risks inherent in an investment in the Reynolds Shares; (e) Wheeler has had access to such information about Reynolds and its operations as it deems necessary to evaluate fully an investment in the Reynolds Shares and Wheeler is relying solely on the information provided by their advisors and information publicly available regarding Reynolds and its operations and not upon any statement of or information supplied by any employee, agent, contractor or representative of Reynolds; and (f) Wheeler is a resident of the state of Virginia.



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


         The parties have executed this Agreement as of this ____ day of June, 1996.

                                  "COMPANY":

                                  WHEELER MANAGEMENT ASSOCIATES, INC.


                                  BY____________________________________

                                  TITLE:________________________________



                                  "REYNOLDS":

                                  THE REYNOLDS AND REYNOLDS COMPANY


                                  BY____________________________________

                                  TITLE:________________________________



                                  "ACQUISITION":

                                  WMA ACQUISITION CORPORATION


                                  BY____________________________________

                                  TITLE:________________________________



                                  "WHEELER"

                                  ______________________________________
                                  DAVID J. WHEELER







                                       38